Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
May 31, 2006	Media: Bruce Steimle +1 832 513 1111 Analysts: Marty Spake +1 832 513 1245
CB&I REPORTS FIRST QUARTER 2006 RESULTS
Revenue Up 35%; Record Backlog of $3.4 Billion
Company Provides 2006 Guidance
THE WOODLANDS, Texas — May 31, 2006 — CB&I (NYSE: CBI) today reported net income of $13.3 million or $0.13 per diluted share for the first quarter ended March 31, 2006, compared with $15.8 million or $0.16 per diluted share for the comparable period in 2005.
Revenue for the first quarter of 2006 increased 35% to $646.6 million from $478.8 million in the comparable 2005 period, with growth reported in each geographic segment. Revenue grew 18% in North America as a result of a larger volume of process-related work in the U.S. Revenue increased 77% in the Europe, Africa, Middle East segment due primarily to continued progress on LNG projects in the U.K. Asia Pacific reported a 26% increase as a result of the continued ramp-up of LNG work in China and revenues in the Central and South America segment increased 55% due primarily to a larger volume of work in the field compared with the previous period.
Backlog at March 31, 2006 increased to a record $3.4 billion. New awards in the first three months of 2006 totaled $872.4 million. Awards during the quarter included a gas processing complex in Angola, a liquefied petroleum gas (LPG) storage project in Qatar, and process-related work in the United States.
“We reported strong revenue growth across each geographic segment in the first quarter, reflecting our solid customer base,” said Philip K. Asherman, CB&I’s President and CEO. “The underlying fundamentals of our business remain intact and strong. We have backlog of $3.4 billion which we are confident will result in both revenue and net income growth for the balance of the year.”
SG&A increased to $38.9 million or 6.0% of revenue as compared to $25.5 million or 5.3% of revenue in the first quarter of 2005. The majority of this increase in expenses was due to the adoption of SFAS No. 123(R) for the accounting of restricted share grants, along with several non-recurring issues including professional fees associated with the Audit Committee inquiry and costs related to former executives. Income from operations for the first quarter of 2006 was $20.2 million.

Income tax expense for the three months ended March 31, 2006 was $6.5 million, returning to a more normal 31.4% of pre-tax income.
The Company ended the quarter with cash and cash equivalents of $319.0 million, up from $237.4 million at the end of the first quarter of 2005. Capital expenditures for the first quarter were $12.8 million, compared with $5.7 million in the year-earlier period.
2006 Guidance
Looking ahead, the Company believes that it is extremely well-positioned to benefit from the surge in capital spending in each market it serves. At present, the Company anticipates new awards for 2006 to be in the range of $3.5 — $4.0 billion with revenues in the range of $2.6 — $2.9 billion. Earnings for the year are expected to be between $0.95 and $1.00 per diluted share.
CB&I will host a conference call at 9 a.m. Central time (10 a.m. EDT) Thursday, June 1, 2006, to discuss financial and operating results, and answer questions from investors.
The conference call will be broadcast live over the Internet. To access the webcast and slide presentation, go to www.shareholder.com/cbi/medialist.cfm and select the conference call link. Please log on to this Web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. The webcast can also be accessed from the investor relations section of CB&I’s Web site (www.CBI.com) by selecting “Presentations and Webcasts”.
For those who are unable to participate in the live call, the webcast of the conference call will be available at the Web sites listed above following the event. In addition, a replay of the conference call can be accessed by telephone at 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside the U.S.), passcode 1068845. Both the archived webcast and telephone replay will be available until close of business June 8, 2006.
Any statements made in this release that are not based on historical fact are forward-looking statements and represent management’s best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company’s ability to realize cost savings from its expected performance of contracts, the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price, target price or similar contracts; risks associated with percentage-of-completion accounting; the Company’s ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, components, materials, labor or subcontractors; weather conditions that may affect performance and timeliness of completion, which could lead to increased costs and adversely affect the costs or availability of, or delivery schedule for, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company’s customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company’s revenue; lower than expected growth in the Company’s primary end markets, including but not limited to LNG and clean fuels; risks inherent in the Company’s acquisition strategy and its ability to obtain financing for proposed acquisitions; the Company’s ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including pending securities class action litigation and the potential effect on the Company’s business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company’s business, financial condition and results of operations; two material weaknesses in the Company’s internal control over financial reporting have been identified, which could adversely affect the Company’s ability to report its financial condition and results of operations accurately and on a timely basis; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company’s obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, and U.S. tax treaties with non-U.S. countries (including The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under “Risk Factors” as set forth in the Company’s Form 10-K filed with the SEC for the year ended Dec. 31, 2005. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
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Attachments

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2006	2005
Revenue	$646,596	$478,783

Cost of revenue	587,396	427,920

Gross profit	59,200	50,863
% of Revenue	9.2%	10.6%
Selling and administrative expenses	38,949	25,517
% of Revenue	6.0%	5.3%
Intangibles amortization	177	386
Other operating income, net	(90)	(102)

Income from operations	20,164	25,062
% of Revenue	3.1%	5.2%
Interest expense	(2,389)	(2,232)
Interest income	2,850	1,365

Income before taxes and minority interest	20,625	24,195

Income tax expense	(6,468)	(8,105)

Income before minority interest	14,157	16,090

Minority interest in income	(821)	(340)

Net income	$13,336	$15,750

Net income per share
Basic	$0.14	$0.16
Diluted	$0.13	$0.16

Weighted average shares outstanding
Basic	97,390	96,779
Diluted	99,264	99,998

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended
	March 31,		March 31,
	2006		2005
		% of		% of
NEW BUSINESS TAKEN*		Total		Total

North America	$604,731	69%	$470,227	33%
Europe, Africa & Middle East	187,667	22%	837,463	60%
Asia Pacific	34,259	4%	70,777	5%
Central & South America	45,757	5%	27,897	2%

Total	$872,414		$1,406,364

		% of		% of
REVENUE		Total		Total

North America	$358,232	56%	$303,204	63%
Europe, Africa & Middle East	213,879	33%	120,547	25%
Asia Pacific	47,711	7%	37,736	8%
Central & South America	26,774	4%	17,296	4%

Total	$646,596		$478,783

		% of		% of
INCOME FROM OPERATIONS		Revenue		Revenue

North America	$3,130	0.9%	$21,885	7.2%
Europe, Africa & Middle East	15,967	7.5%	687	0.6%
Asia Pacific	444	0.9%	1,938	5.1%
Central & South America	623	2.3%	552	3.2%

Total	$20,164	3.1%	$25,062	5.2%

*	New business taken represents the value of new project commitments received by the Company during a given period. These commitments are included in backlog until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets	$993,196	$950,603
Property and equipment, net	144,831	137,718
Goodwill and other intangibles, net	257,501	257,991
Other non-current assets	33,891	31,507

Total assets	$1,429,419	$1,377,819

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$790,858	$758,643
Long-term debt	25,000	25,000
Other non-current liabilities	111,999	110,508

Redeemable common stock	38,012	—

Shareholders’ equity	463,550	483,668

Total liabilities and shareholders’ equity	$1,429,419	$1,377,819

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA
(in thousands)

	Three Months
	Ended March 31,
	2006	2005
CASH FLOWS

Cash flows from operating activities	$24,911	$6,642
Cash flows from investing activities	(33,915)	(5,250)
Cash flows from financing activities	5,966)	(355)

(Decrease) increase in cash and cash equivalents	(14,970)	1,037
Cash and cash equivalents, beginning of the year	333,990	236,390

Cash and cash equivalents, end of the period	$319,020	$237,427

OTHER FINANCIAL DATA

Depreciation and amortization expense	$5,611	$5,594
Capital expenditures	$12,790	$5,653

Increase in receivables, net	$(38,121)	$(3,407)
Decrease (increase) in contracts in progress, net	74,516	(575)
Increase in non-current contract retentions	(3,348)	(1,177)
Decrease in accounts payable	(13,722)	(8,650)

Change	$19,325	$(13,809)